UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  May 12, 2009
(Date of earliest event reported)

DCAP GROUP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-1665	36-2476480
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification Number)

1158 Broadway, Hewlett, NY	11557
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (516) 374-7600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

____	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
____	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
____	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
____	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Effective May 12, 2009, DCAP Group, Inc. (the “Company”) issued 780 shares of Series E preferred stock to AIA Acquisition Corp. (“AIA”) in exchange for an equal number of shares of the Company’s outstanding Series D preferred stock. The terms of the Series E preferred stock vary from those of the Series D preferred stock as follows: (i) the Series E preferred stock is mandatorily redeemable on July 31, 2011 (as compared to July 31, 2009 for the Series D preferred stock), (ii) the Series E preferred stock provides for dividends at the rate of 11.5% per annum (as compared to 10% per annum for the Series D preferred stock), (iii) the Series E preferred stock is convertible into the Company’s common stock at a price of $2.00 per share (as compared to $2.50 per share for the Series D preferred stock), (iv) the Company’s obligation to redeem the Series E preferred stock is not accelerated based upon a sale of substantially all of the assets of the Company or certain of its subsidiaries (as compared to the Series D preferred stock which provided for such acceleration) and (v) the Company’s obligation to redeem the Series E preferred stock is not secured by the pledge of the outstanding stock of its subsidiary, AIA-DCAP Corp. (as compared to the Series D preferred stock which provided for such pledge).  Members of the family of Barry B. Goldstein, the Company’s Chief Executive Officer and a principal stockholder and director of the Company, are principal stockholders of AIA.

Effective May 12, 2009, the Company also issued approximately 519 shares of Series E preferred stock in exchange for promissory notes issued by the Company (the “Notes”) in the outstanding principal amount of approximately $519,000.  Concurrently, the Company paid to other holders of Notes an aggregate of approximately $687,000 in principal, together with accrued interest and additional amounts as provided for in the Notes.  The Notes provide for interest at the rate of 12.625% per annum and are payable on July 10, 2009, subject to earlier partial payment based upon the Company’s sale of assets, borrowings and/or debt or equity financings.  As part of the transaction, a retirement trust established for the benefit of Jack Seibald, a director and principal stockholder of the Company, exchanged its Note in the approximate principal amount of $288,000 for shares of Series E preferred stock.  In addition, a limited liability company of which Mr. Goldstein is a minority member exchanged its Note in the approximate principal amount of $115,000 for shares of Series E preferred stock.

The current aggregate redemption amount for the Series E preferred stock is approximately $1,300,000, plus accumulated and unpaid dividends.  The current outstanding principal amount of the Notes is approximately $294,000.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits:

	4.1	Certificate of Designations of Series E Preferred Stock

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DCAP GROUP, INC.

May 12, 2009	By:	/s/ Barry B. Goldstein
Barry B. Goldstein
President